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                                                                    Exhibit 99.1

DALLAS, Oct. 2 /PRNewswire-FirstCall

     DTVN Holdings, Inc., (OTC Bulletin Board: DTVN), a nationwide provider of packet-switched information services through its wholly owned subsidiary DataVoN, Inc., today announced that DTVN, DataVoN, and two other affiliated companies filed Chapter 11 bankruptcy petitions in Dallas, Texas.

     Mr. Birdwell, the CEO of the Company, said, "DTVN and DataVoN have been operating in a very difficult environment for the past eighteen months and have managed to turn the corner from an operational perspective. Preliminary unaudited results indicate that in August 2002 the consolidated enterprise was profitable. However, prior to August the Company operated at a loss and accumulated a substantial amount of secured and unsecured debt that is currently past due. The Company does not have the ability to pay all past due obligations at this time and due to pressure exerted by several creditors it was decided that orderly reorganization under Chapter 11 is in the best interest of the Company and its various interest holders. We are hopeful that a plan of reorganization can be filed quickly and confirmed in a relatively short time frame."

     In connection with these filings, the Company also announced that Michael Donohoe has been appointed to the newly created position of Chief Restructuring Officer. Mr. Donohoe is General Counsel of each of the debtor entities and will continue to perform those functions. Mr. Donohoe can be contacted at (972) 792-3711 or by e-mail at mdonohoe@datavon.com.

     DataVoN, Inc. (www.datavon.com), Video Intelligence, Inc. and Zydeco Exploration, Inc. are wholly owned subsidiaries of DTVN Holdings, Inc. DTVN and DataVoN have headquarters and DataVoN's Network Operations Center is in Richardson, Texas.

     The information contained in this press release, or on the Company's website, www.datavon.com , includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release reflect DTVN's current views with respect to possible future events and financial performance and are subject to certain risks and uncertainties that could cause DTVN's actual results to differ materially from its historical results or those that DTVN hopes to achieve. In this press release, the words "anticipates," "plans," "believes," "expects," "intends," "future," and similar expressions identify certain forward-looking statements. Please do not place undue reliance on the forward-looking statements contained in this press release.